EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan, of our reports dated February 28, 2005, with respect to: (1) the consolidated financial statements of La Jolla Pharmaceutical Company, and (2) La Jolla Pharmaceutical Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in its Annual Report (Form 10-K), for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
January 18, 2006